UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 25, 2012

ZIOPHARM Oncology, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33038	84-1475672
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1180 Avenue of the Americas 20th Floor New York, NY	10036
(Address of Principal Executive Offices)	(Zip Code)

(646) 214-0700

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 3.02	Unregistered Sales of Equity Securities.

On October 25, 2012, ZIOPHARM Oncology, Inc., or the Company, announced the dosing of the first patient in its Phase 2 study of Ad-RTS IL-12. As a result of this dosing and in accordance with the terms of the Stock Purchase Agreement, dated January 6, 2011, between the Company and Intrexon Corporation, on November 7, 2012 the Company issued 3,636,926 shares of the Company’s common stock to Intrexon Corporation at a purchase price per share of $0.001, the par value of a share of the Company’s common stock, for an aggregate purchase price of $3,636.93, which price was deemed paid in partial consideration for the execution and delivery by Intrexon Corporation of the Exclusive Channel Partner Agreement, dated January 6, 2011.

The shares were issued in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Regulation D promulgated thereunder, based on the Company’s belief that the offer and sale of the shares did not involve a public offering, as Intrexon Corporation is an “accredited investor” and no general solicitation was involved in the offering. Pursuant to the terms of a Registration Rights Agreement entered into at the time of the Stock Purchase Agreement, the Company is required to use its reasonable best efforts to cause a “resale” registration statement to be declared effective as promptly as practicable after filing and to maintain the effectiveness of the registration statement until all of the shares are sold or are otherwise can be sold pursuant to Rule 144, without any restrictions.

Item 8.01	Other Events.

On October 25, 2012, the Company issued a press release announcing the clinical activity seen in its Phase 1 study of Ad-RTS IL-12, a novel DNA-based therapeutic candidate, in advanced melanoma, and the dosing of the first patient in the Phase 2 study of Ad-RTS IL-12.

A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press release dated October 25, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIOPHARM Oncology, Inc.

	By:	/s/ Jason A. Amello
Date: November 8, 2012		Name: Jason A. Amello
Title: Executive Vice President and Chief Financial Officer

INDEX OF EXHIBITS

Exhibit No.	Description
99.1	Press release dated October 25, 2012.